Exhibit 99.1

949 South Coast Drive, Third Floor
Costa Mesa, CA 92626

FOR IMMEDIATE RELEASE	Member FDIC

For more information contact	Equal Housing Lender
Curt Christianssen, CFO, 714-438-2500	Robert Sjogren, Chief Operating Officer, 714-438-2500
Pacific Mercantile Bancorp Reports Fourth Quarter and Fiscal 2014 Operating Results
Fourth Quarter Highlights

•	Net income of $0.02 per share

•	Commercial loans increase 14% from the prior quarter

•	Core deposits increase 27% from the prior quarter

•	Net recoveries, along with nominally improved asset quality, results in no provision for loan and lease losses

COSTA MESA, Calif., January 23, 2015 (Globenewswire) - Pacific Mercantile Bancorp (NASDAQ: PMBC), the holding company of Pacific Mercantile Bank (the “Bank”), a wholly owned banking subsidiary, and PM Asset Resolution, Inc., a wholly owned non-bank subsidiary, today reported its financial results for the three months and year ended December 31, 2014.
For the fourth quarter of 2014, the Company reported net income of $390 thousand, or $0.02 per share. This compares with a net loss of $385 thousand, or $(0.02) per share, in the third quarter of 2014, and a net loss of $14.8 million, or $(0.78) per share, in the fourth quarter of 2013. The increase in earnings as compared to the third quarter of 2014 is primarily attributable to a decrease in the provision for loan and lease losses as a result of significant recoveries during the fourth quarter, an increase in net gain on sale of small business administration (“SBA”) loans, and a decrease in the carrying costs and other costs associated with real properties acquired by or in lieu of loan foreclosures (commonly referred to as other real estate owned or “OREO”).
For the year ended December 31, 2014, the Company reported net income of $460 thousand, or $0.02 per share. This compares with a net loss of $22.2 million, or $(1.22) per share, for the year ended December 31, 2013.
Commenting on the results, Steve Buster, President & CEO of Pacific Mercantile Bancorp, said, “During the fourth quarter, we continued to execute well on our transition to a relationship-oriented commercial banking model, as evidenced by a 14% increase in commercial loans, an 8% increase in owner-occupied commercial real estate loans, and a 15% increase in non-interest bearing deposits compared to the prior quarter. We are seeing steady growth in our commercial customer base, due in part to the strong positions we have developed in entertainment financing and asset-based lending. We are also making good progress on shifting our deposit base away from higher-cost certificates of deposit, which declined by approximately 19% during the quarter compared to the prior quarter.
“Looking ahead to 2015, we see a number of catalysts that we expect to drive further improvement in our financial results. Our goal is to deliver double-digit loan growth and modest expansion in our net interest margin resulting from a lower cost of deposits. Our credit quality is showing steady improvement, which we believe will result in only modest provisions for loan and lease losses for the year. We also expect to keep our expense levels relatively flat, which should provide good operating leverage as we grow our revenues,” said Mr. Buster.

Results of Operations
The following table shows our operating results for the three months ended December 31, 2014, as compared to the three months ended September 30, 2014 and the three months ended December 31, 2013, as well as for the year ended December 31, 2014 as compared to the year ended December 31, 2013. The discussion below highlights the key factors contributing to the changes shown on the following table.

	Three Months Ended			Year Ended December 31,
	December 31, 2014	September 30, 2014	December 31, 2013	2014	2013
	($ in thousands)
Total interest income	$10,205	$9,664	$9,285	$38,290	$35,651
Total interest expense	1,524	1,353	1,179	5,829	5,317
Net interest income	8,681	8,311	8,106	32,461	30,334
Provision for loan and lease losses	—	450	3,355	1,500	4,505
Total noninterest income	1,391	854	687	4,370	1,193
Total noninterest expense	9,735	9,029	8,124	36,808	36,346
Income tax benefit	—	—	7,100	—	5,610
Net income (loss) from continuing operations	337	(314)	(9,786)	(1,477)	(14,934)
Net income (loss) from discontinued operations	53	(71)	(5,011)	1,937	(7,282)
Net income (loss)	$390	$(385)	$(14,797)	$460	$(22,216)
Net Interest Income
Q4 2014 vs Q3 2014. Net interest income increased $370 thousand, or 4.5%, for the three months ended December 31, 2014 as compared to the three months ended September 30, 2014, primarily as a result of:

•
An increase in interest income of $541 thousand, or 5.6%, primarily attributable to an increase in the yield on loans during the three months ended December 31, 2014 as compared to the three months ended September 30, 2014 and a slightly higher average loan balance over the same period; partially offset by

•
An increase in interest expense of $171 thousand, or 12.6%, due to an interest accrual during the fourth quarter of 2014 related to our junior subordinated debentures and an increase in the rates of interest paid on our savings and money market accounts, partially offset by a decrease in the volume of certificates of deposit in the three months ended December 31, 2014 as compared to the three months ended September 30, 2014.

Our net interest margin decreased to 3.26% for the three months ended December 31, 2014 from 3.30% for the three months ended September 30, 2014, primarily attributable to an increase in our cost of funds to 0.83% for the three months ended December 31, 2014 from 0.77% for the three months ended September 30, 2014.
Q4 2014 vs Q4 2013. Net interest income increased $575 thousand, or 7.1%, for the three months ended December 31, 2014 as compared to the three months ended December 31, 2013, primarily as a result of:

•
An increase in interest income of $920 thousand, or 9.9%, primarily attributable to an increase in interest earned on loans as a result of a higher average loan balance during the three months ended December 31, 2014 as compared to the three months ended December 31, 2013 and an increase in the yield on loans over the same period; partially offset by

•
An increase in interest expense of $345 thousand, or 29.3%, as a result of an interest accrual during the fourth quarter of 2014 related to our junior subordinated debentures and an increase in the rates of interest paid on our savings and money market accounts, partially offset by a decrease in the cost of our other borrowings as a result of our decision to decrease our Federal Home Loan Bank borrowings in the three months ended December 31, 2014 as compared to the three months ended December 31, 2013.

YTD 2014 vs YTD 2013. Net interest income increased $2.1 million, or 7.0%, for the year ended December 31, 2014 as compared to the year ended December 31, 2013, primarily as a result of:

•
An increase in interest income of $2.6 million, or 7.4%, attributable to an increase in interest earned on loans as a result of a higher average loan balance during the year ended December 31, 2014 as compared to the year ended December 31, 2013, partially offset by a decrease in yield on loans over the same period; partially offset by

•
An increase in interest expense of $512 thousand, or 9.6%, due primarily to an increase in the volume of certificates of deposit, partially offset by a decrease in the rates of interest paid on certificates of deposit in the year ended December 31, 2014 as compared to the year ended December 31, 2013.

Provision for Loan and Lease Losses
Q4 2014 vs Q3 2014. The provision for loan and lease losses decreased $450 thousand, or 100.0%, for the three months ended December 31, 2014 as compared to the three months ended September 30, 2014, as a result of no loan provision recorded during the three months ended December 31, 2014 which was attributable to a significant loan recovery during the three months ended December 31, 2014 that offset the growth in our loan portfolio and nominally improved asset quality. We had net recoveries of $663 thousand for the three months ended December 31, 2014 compared to net recoveries of $140 thousand for the three months ended September 30, 2014.
Q4 2014 vs Q4 2013. The provision for loan and lease losses decreased $3.4 million, or 100.0%, for the three months ended December 31, 2014 as compared to the three months ended December 31, 2013, primarily as a result of improving asset quality evidenced by declining loan delinquencies, lower levels of classified loans, net loan recoveries and generally positive asset quality trends which more than offset the portfolio growth.
YTD 2014 vs YTD 2013. The provision for loan and lease losses decreased $3.0 million, or 66.7%, for the year ended December 31, 2014 as compared to the year ended December 31, 2013, primarily as a result of improving asset quality evidenced by declining loan delinquencies, lower levels of classified loans, net loan recoveries and generally positive asset quality trends which more than offset the growth in our loan portfolio.
Noninterest Income
Q4 2014 vs Q3 2014. Noninterest income increased $537 thousand, or 62.9%, for the three months December 31, 2014 as compared to the three months ended September 30, 2014, primarily as a result of a $400 thousand, or 155.6%, increase in net gain on sale of SBA loans.
Q4 2014 vs Q4 2013. Noninterest income increased by $704 thousand for the three months ended December 31, 2014 as compared to the three months ended December 31, 2013 primarily as a result of a $657 thousand increase in net gain on sale of SBA loans.
YTD 2014 vs YTD 2013. Noninterest income increased $3.2 million, or 266.3%, for the year ended December 31, 2014 as compared to the year ended December 31, 2013, primarily as a result of:

•	An increase of $2.1 million in net gain on sale of SBA loans; and

•	No sales of loans in the year ended December 31, 2014 as compared to a net loss on the sale of loans of $448 thousand for the year ended December 31, 2013.
Noninterest Expense
Q4 2014 vs Q3 2014. Noninterest expense increased $706 thousand, or 7.8%, for the three months ended December 31, 2014 as compared to the three months ended September 30, 2014, primarily as a result of:

•	An increase of $458 thousand in salaries and employee benefits primarily related to an increase in the year-end incentive compensation accrual;

•	An increase of $320 thousand in professional fees attributable to an increase in our legal expenses; and

•	An increase of $158 thousand in loan-related expenses as a result of increased activity related to SBA loans; partially offset by

•
A decrease of $338 thousand in carrying costs and other expenses incurred in connection with OREO as a result of higher expenses during the three months ended September 30, 2014 as compared to the three months ended December 31, 2014 due to a write down taken on one OREO property in the third quarter of 2014.

Q4 2014 vs Q4 2013. Noninterest expense increased $1.6 million, or 19.8%, for the three months ended December 31, 2014 as compared to the three months ended December 31, 2013, primarily as a result of:

•	An increase of $727 thousand in salaries and employee benefits related to the hiring of key employees during 2014; and

•
An increase of $984 thousand in OREO expenses as a result of a $1.3 million gain on sale of OREO during the three months ended December 31, 2013, partially offset by lower carrying costs and other expenses related to OREO during the three months ended December 31, 2014 as compared to the same period in 2013.

YTD 2014 vs YTD 2013. Noninterest expense increased $462 thousand, or 1.3%, for the year ended December 31, 2014 as compared to the year ended December 31, 2013, primarily as a result of:

•
An increase of $3.0 million in salaries and employee benefits primarily related to the hiring of key employees during 2013 and 2014 and an increase in the year-end incentive compensation accrual for the year ended December 31, 2014;

•
An increase of $562 thousand in our provision for contingencies as a result of settlements of legal disputes during the year ended December 31, 2014 as compared to recoveries during the year ended December 31, 2013; partially offset by

•	A decrease of $1.3 million in OREO expenses attributable to the reduction in OREO properties during the year ended December 31, 2014;

•
A decrease of $1.1 million in professional fees related to decreased legal expenses due to the resolution of certain lawsuits and other disputes and a decline in legal costs related to nonperforming loans; and

•	A decrease of $433 thousand in our FDIC expense as a result of lower insurance required based upon improvement in the Bank's financial condition.
Income tax provision (benefit)
For the three months ended December 31, 2014 and September 30, 2014, we recorded no income tax provision or benefit, respectively. We recorded no income tax provision for the fourth quarter of 2014 as a result of positive and negative evidence that management evaluated. Based on the analysis performed, management chose not to release any portion of the $12.1 million valuation allowance as of December 31, 2014. We had no income tax benefit in the third quarter of 2014 as a result of the analysis performed at that time. As a result of some of the positive evidence evaluated, management determined that no increase in the valuation allowance was needed in the third quarter of 2014. The income tax provision of $7.1 million for the three months ended December 31, 2013 was the result of positive and negative evidence that management evaluated and which resulted in an increase in the valuation allowance held against our deferred tax assets.
We had no income tax provision for the year ended December 31, 2014 as a result of positive and negative evidence that management evaluated. The income tax provision of $5.6 million for the year ended December 31, 2013 was the result of positive and negative evidence that management evaluated and which resulted in an increase in the valuation allowance held against our deferred tax assets.
Discontinued operations
For the three months ended December 31, 2014, we had net income related to our discontinued operations of $53 thousand, as compared to net losses from discontinued operations of $71 thousand and $5.0 million for the three months ended September 30, 2014 and December 31, 2013, respectively. The net income from discontinued operations for the three months ended December 31, 2014 was attributable to the recapture of a portion of our expenses related to the mortgage business. The net loss from discontinued operations for the three months ended September 30, 2014 was primarily attributable to the final write down of any outstanding items in discontinued operations during the quarter. The net loss from discontinued operations for the three months ended December 31, 2013 primarily related to our decision to discontinue our mortgage banking division and the associated reserves incurred with exiting a business, including severance and termination of existing contracts and leases.
For the year ended December 31, 2014, we had net income related to our discontinued operations of $1.9 million as compared to a net loss of $7.3 million for the year ended December 31, 2013. The net income from discontinued operations for the year ended December 31, 2014 was attributable to the gain on the sale of the mortgage servicing rights in connection with the closure of our mortgage banking business, and the partial reversal of our repurchase reserve as a result of our sale of the mortgage servicing rights. The net loss from discontinued operations for the year ended December 31, 2013 primarily related to our decision to discontinue our mortgage banking division and the associated reserves incurred with exiting a business, including severance and termination of existing contracts and leases.

Balance Sheet Information
Loans
As indicated in the table below, at December 31, 2014 gross loans totaled approximately $838.0 million, which represented an increase of $17.9 million, or 2.2%, from gross loans outstanding at September 30, 2014, and an increase of $61.1 million, or 7.9%, from the gross loans outstanding at December 31, 2013. The following table sets forth the composition, by loan category, of our loan portfolio at December 31, 2014, September 30, 2014 and December 31, 2013.

	December 31, 2014		September 30, 2014		December 31, 2013
	Amount	Percent of Total Loans	Amount	Percent of Total Loans	Amount	Percent of Total Loans
	($ in thousands)
Commercial loans	301,746	36.0%	264,898	32.3%	226,450	29.2%
Commercial real estate loans - owner occupied	212,515	25.4%	197,145	24.0%	174,221	22.4%
Commercial real estate loans - all other	146,676	17.5%	178,297	21.8%	177,884	22.9%
Residential mortgage loans - multi-family	95,276	11.4%	93,579	11.4%	96,565	12.4%
Residential mortgage loans - single family	64,326	7.7%	67,463	8.2%	75,660	9.7%
Land development loans	7,745	0.9%	12,555	1.5%	18,458	2.4%
Consumer loans	9,687	1.2%	6,156	0.8%	7,599	1.0%
Gross loans	837,971	100.0%	820,093	100.0%	776,837	100.0%
Deposits

	December 31, 2014	September 30, 2014	December 31, 2013
Type of Deposit	($ in thousands)
Noninterest-bearing checking accounts	$237,491	$206,915	$203,942
Interest-bearing checking accounts	39,123	39,666	50,248
Money market and savings deposits	278,973	191,589	147,366
Certificates of deposit	360,722	444,229	378,669
Totals	$916,309	$882,399	$780,225
The increase in our total deposits from September 30, 2014 to December 31, 2014 is primarily attributable to an increase of $87.4 million in money market and savings deposits and an increase of $30.0 million in demand deposits. As a result, our lower priced core deposits increased to 61%, and higher priced time deposits decreased to 39%, of total deposits at December 31, 2014, as compared to 50% and 50% of total deposits, respectively, at September 30, 2014.
The decrease in certificates of deposit from December 31, 2013 to December 31, 2014 was primarily the result of our decision to increase our core deposit base and decrease our loan-to-deposit ratio. Due primarily to that decision and the resulting decrease in certificates of deposit, lower priced core deposits increased to 61%, and higher priced time deposits decreased to 39%, of total deposits at December 31, 2014, as compared to 51% and 49% of total deposits, respectively, at December 31, 2013.

Asset Quality
Nonperforming Assets

	2014				2013
	December 31	September 30	June 30	March 31,	December 31
	($ in thousands)
Total non-performing loans	$24,053	$24,694	$11,645	$8,036	$11,526
Other real estate owned	1,592	3,461	16,072	15,784	12,291
Other non-performing assets	—	—	—	1,619	1,312
Total non-performing assets	$25,645	$28,155	$27,717	$25,439	$25,129
90-day past due loans	$2,766	$3,028	$4,309	$2,383	$4,309
Total classified assets	$43,059	$50,807	$57,313	$64,907	$64,907
Allowance for loan and lease losses	$13,833	$13,170	$12,580	$11,940	$11,358
Allowance for loan and lease losses /gross loans (excluding loans held for sale)	1.65%	1.61%	1.56%	1.53%	1.46%
Allowance for loan and lease losses /total assets	1.26%	1.23%	1.24%	1.13%	1.14%
Ratio of allowance for loan and lease losses to nonperforming loans	57.51%	53.33%	108.03%	148.58%	98.54%
Ratio of nonperforming assets to total assets	2.33%	2.63%	2.74%	2.41%	2.52%
Net quarterly charge-offs to gross loans	(0.08)%	(0.02)%	—%	(0.02)%	0.36%
Nonperforming assets at December 31, 2014 decreased $2.5 million from September 30, 2014 as a result of a $641 thousand decrease in non-performing loans and a decrease of $1.9 million in OREO in the fourth quarter of 2014. OREO decreased to $1.6 million at December 31, 2014 from $3.5 million at September 30, 2014, which was primarily due to the sale of one OREO property during the quarter, for which we recorded a loss of $658 thousand during the three months ended September 30, 2014, and an additional loss of $20 thousand during the three months ended December 31, 2014. At December 31, 2014, the Bank had no OREO and 100% of the balance was held at the Company's non-bank subsidiary.
Allowance for loan and lease losses

	2014				2013
	December 31	September 30	June 30	March 31,	December 31
	($ in thousands)
Balance at beginning of quarter	$13,170	$12,580	$11,940	$11,358	$10,795
Charge offs	(248)	(27)	(168)	(210)	(2,982)
Recoveries	911	167	208	342	190
Provision	—	450	600	450	3,355
Balance at end of quarter	$13,833	$13,170	$12,580	$11,940	$11,358
At December 31, 2014, the allowance for loan and lease losses (“ALLL”) totaled $13.8 million, which was approximately $663 thousand more than at September 30, 2014 and $3.0 million more than at December 31, 2013. The ALLL activity during the three months ended December 31, 2014 included net recoveries of $663 thousand and no provision for loan and lease losses as a result of the significant net recoveries during the quarter. The ALLL activity during the year ended December 31, 2014 included net recoveries of $975 thousand, combined with a $1.5 million provision that we made for loan and lease losses. The ratio of the ALLL-to-total loans outstanding as of December 31, 2014 was 1.65% as compared to 1.61% and 1.39% as of September 30, 2014 and December 31, 2013, respectively.
Capital Resources
At December 31, 2014, we had total regulatory capital on a consolidated basis of approximately $142.1 million, and the Bank had total regulatory capital of approximately $122.9 million. The ratio of the Bank’s total capital-to-risk weighted assets, which is the principal federal bank regulatory measure of the financial strength of banking institutions, was 14.8% and, as a result, the Bank continued to be classified, under federal bank regulatory guidelines, as a “well-capitalized” banking institution, which is the highest of the capital standards established by federal banking regulatory authorities.

The following table sets forth the regulatory capital and capital ratios of the Company (on a consolidated basis) and the Bank (on a stand-alone basis) at December 31, 2014, as compared to the regulatory requirements that must be met for a banking institution to be rated as a well-capitalized institution.

	Actual At December 31, 2014		Federal Regulatory Requirement to be Rated Well-Capitalized
	Amount	Ratio	Amount	Ratio
	($ in thousands)
Total Capital to Risk Weighted Assets:
Company	$142,142	17.0%	N/A	N/A
Bank	122,930	14.8%	$83,155	At least 10.0
Tier 1 Capital to Risk Weighted Assets:
Company	$131,635	15.7%	N/A	N/A
Bank	112,485	13.5%	$49,893	At least 6.0
Tier 1 Capital to Average Assets:
Company	$131,635	12.2%	N/A	N/A
Bank	112,485	10.5%	$53,508	At least 5.0
About Pacific Mercantile Bancorp
Pacific Mercantile Bancorp is the parent holding company of Pacific Mercantile Bank, which opened for business March 1, 1999. The Bank, which is an FDIC insured, California state-chartered bank and a member of the Federal Reserve System, provides a wide range of commercial banking services to businesses, business professionals and individual clients through its combination of traditional banking financial centers and comprehensive, sophisticated electronic banking services.
The Bank operates a total of seven financial centers in Southern California, four in Orange County and one each in Los Angeles and San Diego County, and another in San Bernardino County. The four Orange County financial centers are located in the cities of Newport Beach, Costa Mesa, La Habra and San Juan Capistrano. Our Los Angeles County financial center is located in the city of Beverly Hills. Our San Diego County financial center is located in La Jolla and our San Bernardino County financial center is located in the city of Ontario. In addition, the Bank offers comprehensive online banking services accessible at www.pmbank.com.
Forward-Looking Information
This news release contains statements regarding our expectations, beliefs and views about our future financial performance and our business, trends and expectations regarding the markets in which we operate, and our future plans. Those statements, which include the quotation from management, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, can be identified by the fact that they do not relate strictly to historical or current facts. Often, they include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may”. Forward-looking statements are based on current information available to us and our assumptions about future events over which we do not have control. Moreover, our business and our markets are subject to a number of risks and uncertainties which could cause our actual financial performance in the future, and the future performance of our markets (which can affect both our financial performance and the market prices of our shares), to differ, possibly materially, from our expectations as set forth in the forward-looking statements contained in this news release.
In addition to the risk of incurring loan losses, which is an inherent risk of the banking business, these risks and uncertainties include, but are not limited to, the following: the risk that the economic recovery in the United States, which is still relatively fragile, will be adversely affected by domestic or international economic conditions, which could cause us to incur additional loan losses and adversely affect our results of operations in the future; uncertainties and risks with respect to the effects that our compliance with the written agreement (the “FRBSF Agreement”) with the Federal Reserve Bank of San Francisco (the “FRBSF”) will have on our business and results of operations because, among other things, that Agreement imposes restrictions on our operations and our ability to grow our banking franchise, and the risk of potential future supervisory action against us or the Bank by the FRBSF or if we are unable to meet the requirements of the FRBSF Agreement; the risk that our results of operations in the future will continue to be adversely affected by our exit from the wholesale residential mortgage lending business and the risk that our commercial banking business will not generate the additional revenues needed to fully offset the decline in our mortgage banking revenues within the next two to three years; the risk that our interest margins and, therefore, our net interest income will be adversely affected by changes in prevailing interest rates; the risk that we will not succeed in further reducing our remaining nonperforming assets, in which event we would face the prospect of further loan charge-offs and write-downs of other real estate owned and would continue to incur expenses associated with the management and disposition of those assets; the risk that we will not be able to manage our interest rate risks effectively, in which event our operating results could be harmed; the prospect that government regulation of banking and other financial services organizations will increase, causing our costs of doing business to increase and restricting our ability to take advantage of business and growth opportunities; the risk that our efforts to develop a robust commercial banking platform and a productive SBA lending group may not succeed; and the risk that we may be unable to realize our expected level of increasing deposit inflows. Additional information regarding these and other risks and uncertainties to which our business is subject are contained in our Annual Report on Form 10-K for the year ended December 31, 2013, and our Quarterly Reports on Form 10-Q for the three months ended September 30, 2014, June 30, 2014 and March 31, 2014, which are on file with the Securities and Exchange Commission (“SEC”). Additional information will be set forth in our Annual Report on Form 10-K for the year ended December 31, 2014 that we intend to file with the SEC during the first quarter of 2015, and readers of this report are urged to review the additional information that will be contained in that report and in any subsequent Quarterly Reports on Form 10-Q that we file with the SEC.
Due to these and other risks and uncertainties to which our business is subject, you are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of its date, or to make predictions about our future financial performance based solely on our historical financial performance. We disclaim any obligation to update or revise any of the forward-looking statements as a result of new information, future events or otherwise, except as may be required by law.

CONSOLIDATED STATEMENTS OF INCOME
(Dollars and numbers of shares in thousands, except per share data)
(Unaudited)

	Three Months Ended					Year Ended
	December 31, 2014	September 30, 2014	December 31, 2013	Dec '14 vs Sept '14 % Change	Dec '14 vs Dec '13 % Change	December 31, 2014	December 31, 2013	% Change
Total interest income	10,205	9,664	9,285	5.6%	9.9%	38,290	35,651	7.4%
Total interest expense	1,524	1,353	1,179	12.6%	29.3%	5,829	5,317	9.6%
Net interest income	8,681	8,311	8,106	4.5%	7.1%	32,461	30,334	7.0%
Provision for loan and lease losses	—	450	3,355	(100.0)%	100.0%	1,500	4,505	(66.7)%
Net interest income after provision for loan losses	8,681	7,861	4,751	10.4%	82.7%	30,961	25,829	19.9%
Non-interest income:
Service fees on deposits and other banking services	263	207	203	27.1%	29.6%	896	801	11.9%
Net gains on sales of securities available for sale	—	—	—	—%	—%	—	44	(100.0)%
Net gain on sale of small business administration loans	657	257	—	155.6%	100.0%	2,074	—	100.0%
Other non-interest income	471	390	484	20.8%	(2.7)%	1,400	348	302.3%
Total non-interest income	1,391	854	687	62.9%	102.5%	4,370	1,193	266.3%
Non-interest expense:
Salaries & employee benefits	6,003	5,545	5,276	8.3%	13.8%	22,571	19,585	15.2%
Occupancy and equipment	1,066	1,043	958	2.2%	11.3%	4,040	3,843	5.1%
Professional Fees	757	437	854	73.2%	(11.4)%	2,434	3,498	(30.4)%
OREO expenses	302	640	(682)	(52.8)%	(144.3)%	1,962	3,233	(39.3)%
FDIC Expense	347	336	287	3.3%	20.9%	1,336	1,769	(24.5)%
Other non-interest expense	1,260	1,028	1,431	22.6%	(11.9)%	4,465	4,418	1.1%
Total non-interest expense	9,735	9,029	8,124	7.8%	19.8%	36,808	36,346	1.3%
Income (loss) from continuing operations before income taxes	337	(314)	(2,686)	(207.3)%	(112.5)%	(1,477)	(9,324)	(84.2)%
Income tax expense	—	—	7,100	—%	(100.0)%	—	5,610	(100.0)%
Net income (loss) from continuing operations	337	(314)	(9,786)	(207.3)%	(103.4)%	(1,477)	(14,934)	(90.1)%
Discontinued Operations
Income (loss) from discontinued operations before income taxes	53	(71)	(5,011)	(174.6)%	(101.1)%	1,937	(7,721)	(125.1)%
Income tax benefit	—	—	—	—%	—%	—	(439)	(100.0)%
Net income (loss) from discontinued operations	53	(71)	(5,011)	(174.6)%	(101.1)%	1,937	(7,282)	(126.6)%
Net income (loss)	390	(385)	(14,797)	(201.3)%	(102.6)%	460	(22,216)	(102.1)%
Accumulated declared dividends on preferred stock	—	—	—	—%	—%	(547)	(538)	1.7%
Accumulated undeclared dividends on preferred stock	(251)	(308)	(270)	(18.5)%	(7.0)%	(616)	(544)	13.2%
Net income (loss) allocable to common shareholders	139	(693)	(15,067)	(120.1)%	(100.9)%	(703)	(23,298)	(97.0)%
Basic income (loss) per common share:
Net income (loss) from continuing operations	$0.01	$(0.03)	$(0.53)	(133.3)%	(101.9)%	$(0.14)	$(0.88)	(84.1)%
Net income (loss) available to common shareholders	$0.01	$(0.04)	$(0.79)	(125.0)%	(101.3)%	$(0.04)	$(1.28)	(96.9)%
Diluted income (loss) per common share:
Net income (loss) from continuing operations	$0.01	$(0.03)	$(0.53)	(133.3)%	(101.9)%	$(0.14)	$(0.88)	(84.1)%
Net income (loss) available to common shareholders	$0.01	$(0.04)	$(0.79)	(125.0)%	(101.3)%	$(0.04)	$(1.28)	(96.9)%
Weighted average number of common shares outstanding:
Basic	19,439	19,291	18,994	0.8%	2.3%	19,231	18,241	5.4%
Diluted	19,599	19,291	18,994	1.6%	3.2%	19,231	18,241	5.4%
Ratios from continuing operations(1):
Return on average assets	0.03%	(0.03)%	(1.04)%			(0.14)%	(1.59)%
Return on average equity	0.28%	(0.27)%	(7.54)%			(1.26)%	(11.47)%
Efficiency ratio	96.65%	98.52%	92.39%			99.94%	115.29%
____________________

(1)	Ratios and net interest margin for the three months ended December 31, 2014, September 30, 2014 and December 31, 2013 have been annualized.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in thousands, except share and book value data)
(Unaudited)

ASSETS	December 31, 2014	December 31, 2013	Increase/ (Decrease)

Cash and due from banks	$9,997	$13,489	(25.9)%
Interest bearing deposits with financial institutions(1)	167,138	93,451	78.9%
Interest bearing time deposits	4,668	2,423	92.7%
Investment securities (including stock)	69,063	74,520	(7.3)%
Loans (net of allowances of $13,833 and $11,358, respectively)	824,197	765,426	7.7%
Other real estate owned	1,592	12,291	(87.0)%
Net deferred tax assets	5,933	7,553	(21.4)%
Assets of discontinued operations	—	12,189	(100.0)%
Other assets	17,022	15,241	11.7%
Total Assets	$1,099,610	$996,583	10.3%
LIABILITIES AND SHAREHOLDERS’ EQUITY
Non-interest bearing deposits	$237,491	$203,942	16.5%
Interest bearing deposits
Interest checking	39,123	50,248	(22.1)%
Savings/money market	278,973	147,366	89.3%
Certificates of deposit	360,722	378,669	(4.7)%
Total interest bearing deposits	678,818	576,283	17.8%
Total deposits	916,309	780,225	17.4%
Other borrowings	39,500	70,000	(43.6)%
Liabilities of discontinued operations	—	3,313	(100.0)%
Other liabilities	6,993	10,360	(32.5)%
Junior subordinated debentures	17,527	17,527	—%
Total liabilities	980,329	881,425	11.2%
Shareholders’ equity	119,281	115,158	3.6%
Total Liabilities and Shareholders’ Equity	$1,099,610	$996,583	10.3%
Tangible book value per share	$5.53	$5.47	1.1%
Tangible book value per share, as adjusted(2)	$5.54	$5.50	0.7%
Shares outstanding	$19,462,561	$19,135,169	1.7%
____________________

(1)	Interest bearing deposits held in the Bank’s account maintained at the Federal Reserve Bank.

(2)	Excludes accumulated other comprehensive income/loss, which is included in shareholders’ equity.

CONSOLIDATED AVERAGE BALANCES AND YIELD DATA
(Dollars in thousands)
(Unaudited)

	Three Months Ended
	December 31, 2014			September 30, 2014			December 31, 2013
	Average Balance	Interest Earned/ Paid	Average Yield/ Rate	Average Balance	Interest Earned/ Paid	Average Yield/ Rate	Average Balance	Interest Earned/ Paid	Average Yield/ Rate
Interest earning assets
Short-term investments(1)	$156,954	$96	0.24%	$125,639	$82	0.26%	$48,385	$30	0.25%
Securities available for sale and stock(2)	69,546	396	2.26%	69,661	397	2.26%	75,204	419	2.21%
Loans(3)	829,039	9,713	4.65%	802,912	9,185	4.54%	769,435	8,836	4.56%
Total interest-earning assets	1,055,539	10,205	3.84%	998,212	9,664	3.84%	893,024	9,285	4.12%
Interest-bearing liabilities:
Interest-bearing checking accounts	$38,990	$25	0.25%	$36,719	$25	0.27%	$34,718	$26	0.30%
Money market and savings accounts	212,870	228	0.42%	149,372	106	0.28%	137,571	104	0.30%
Certificates of deposit	416,059	985	0.94%	445,108	1,073	0.96%	343,956	798	0.92%
Other borrowings	39,935	75	0.75%	47,337	80	0.67%	62,801	116	0.73%
Junior subordinated debentures	17,527	211	4.78%	17,527	69	1.56%	17,527	135	3.06%
Total interest bearing liabilities	725,381	1,524	0.83%	696,063	1,353	0.77%	596,573	1,179	0.78%
Net interest income		$8,681			$8,311			8,106
Net interest income/spread			3.01%			3.07%			3.34%
Net interest margin			3.26%			3.30%			3.60%

(1)	Short-term investments consist of federal funds sold and interest bearing deposits that we maintain at other financial institutions.

(2)	Stock consists of Federal Home Loan Bank stock and Federal Reserve Bank of San Francisco stock.

(3)	Loans include the average balance of nonaccrual loans.

	Year Ended
	December 31, 2014			December 31, 2013
	Average Balance	Interest Earned/ Paid	Average Yield/ Rate	Average Balance	Interest Earned/ Paid	Average Yield/ Rate
Interest earning assets
Short-term investments(1)	$134,641	$333	0.25%	$93,147	$233	0.25%
Securities available for sale and stock(2)	71,202	1,613	2.27%	81,493	1,599	1.96%
Loans(3)	799,900	36,344	4.54%	713,894	33,819	4.74%
Total interest-earning assets	1,005,743	38,290	3.81%	888,534	35,651	4.01%
Interest-bearing liabilities:
Interest-bearing checking accounts	$36,281	$100	0.28%	$33,447	$93	0.28%
Money market and savings accounts	170,047	585	0.34%	155,352	565	0.36%
Certificates of deposit	431,789	4,133	0.96%	354,720	3,763	1.06%
Other borrowings	52,031	437	0.84%	55,318	352	0.64%
Junior subordinated debentures	17,527	574	3.27%	17,527	544	3.10%
Total interest bearing liabilities	707,675	5,829	0.82%	616,364	5,317	0.86%
Net interest income		$32,461			$30,334
Net interest income/spread			2.99%			3.15%
Net interest margin			3.23%			3.41%

(1)	Short-term investments consist of federal funds sold and interest bearing deposits that we maintain at other financial institutions.

(2)	Stock consists of Federal Home Loan Bank stock and Federal Reserve Bank of San Francisco stock.

(3)	Loans include the average balance of nonaccrual loans.